CERTIFICATE OF INCORPORATION

                                   OF

                            METALLURG, INC.



            Under Section 807 of the Business Corporation Law

                              *  *  *  *  *

      The undersigned, being the President and Secretary of Metallurg, Inc., pursuant to Section 402 of the Business Corporation Law hereby restate, certify and set forth:


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      FIRST:  The name of the corporation is Metallurg, Inc.

      SECOND: The corporation is formed for the following purpose or purposes:

      To engage in any lawful act or activity for which a corporation may be organized under the Business Corporation Law, provided that the corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

      To have, in furtherance of the corporate purposes, all of the powers conferred upon corporations organized under the Business Corporation Law subject to any limitations thereof contained in this certificate of incorporation or in the laws of the State of New York.

      THIRD: The aggregate number of shares which this corporation shall have authority to issue is three hundred ten thousand (310,000) shares, which are divided into classes as follows:




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      Three hundred thousand (300,000) shares of preferred stock having a par value of One Hundred ($100) Dollars per share.

      Ten thousand (10,000) shares of common stock without par value.

      The designations, rights, preferences, privileges and voting powers of the shares and the restrictions and the qualifications thereof are as follows:

                             PREFERRED STOCK

      (1) Except as otherwise required by law, the holders of the preferred stock have no voting power for the election of directors of the corporation nor shall they otherwise have any voting power whatsoever.

      (2) Before any dividends shall be paid upon or set apart for the common stock, the holders of record of preferred stock shall be entitled to receive, when and as declared by the Board of Directors of the corporation out of the assets of the corporation available for dividends pursuant to the Business Corporation Law, a noncumulative



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dividend at the rate of six (6%) percent per annum of the par value, each fiscal year, and no more, payable at such time or times and in such amount or amounts as the Board of Directors may declare. No dividends shall be paid in any fiscal year on the common stock until after preferred dividends on the preferred stock for such fiscal year have been paid or declared and a sum sufficient for the payment thereof set apart.

      (3) The corporation may, through its Board of Directors and in conformity with the provisions of the Business Corporation Law, at any time or from time to time, redeem all or any part of the issued and outstanding preferred shares by paying the holders of record thereof, out of funds legally available therefor, the sum of One Hundred ($100) Dollars for each such share to be redeemed; provided, however, if at the time of such redemption the adjusted shareholders' equity of the corporation (as defined below), as of the last day of the fiscal year immediately preceding the date the redemption is authorized by the corporation, is less than One Hundred Million ($100,000,000) Dollars, then, and in that event, the sum to be paid for each such share to be redeemed shall be an amount determined by multiplying the par value of each preferred share by a



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fraction, the numerator of which shall be the adjusted shareholders' equity of the corporation, as of the last day of the fiscal year immediately preceding the date the redemption was authorized, and the denominator of which shall be One Hundred Million ($100,000,000) Dollars. As used herein the term "adjusted shareholders' equity of the corporation" shall mean the shareholders' equity of the corporation, which shall be determined from the consolidated financial statements of the corporation and consolidated subsidiaries, as audited by the corporation's independent certified public accountants in accordance with generally accepted auditing standards, except that, for purposes hereof, the shareholders' equity of the corporation shall be adjusted in order to eliminate the effect of any cumulative foreign currency translation adjustment account as set forth on such consolidated financial statements. Such independent certified public accounting firm's determination of the adjusted shareholders' equity of the corporation shall be conclusive and binding on the preferred shareholders. In the event of such redemption, a notice fixing the time and place of redemption shall be mailed not less than thirty days prior to the date so fixed to each holder of record of the preferred shares to be redeemed at his address as it appears on the record of shareholders. On and after the



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date fixed for such redemption, the holders of the shares so called for redemption shall not be entitled to any dividends and shall not have any rights or interests as holders of said shares except to receive the payment or payments herein designated, without interest thereon, upon presentation and surrender of their certificates therefor.

      (4) In the event of any liquidation, dissolution, or winding up of the affairs of the corporation, whether voluntary or involuntary, each issued and outstanding preferred share shall entitle the holder of record thereof to payment at the rate of One Hundred ($100) Dollars, before any payment or distribution of the net assets of the corporation (whether stated capital or surplus) shall be made to or set apart for the holders of record of the issued and outstanding common shares; and after the payment to the holders of record of the preferred shares of the par value of their shares, the remaining net assets (whether stated capital or surplus), if any, shall be distributed exclusively to the holders of record of the issued and outstanding common shares, each issued and outstanding common share entitling the holder of record thereof to receive an equal proportion of said remaining net assets. If the net assets of the corporation shall be insufficient



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to pay in full the preferential amounts among the holders of the preferred shares as aforesaid, then each issued and outstanding preferred share shall entitle the holder of record thereof to an equal proportion of said net assets, and the holders of the common shares shall in no event be entitled to participate in the distribution of said net assets in respect of their common shares. Without excluding any other proceeding which does not in fact effect a liquidation, dissolution or winding up to the corporation, a merger or consolidation of the corporation into or with any other corporation, a merger of any other corporation into the corporation, or a sale, lease, mortgage, pledge, exchange, transfer, or other disposition by the corporation of all or substantially all of its assets shall not be deemed, for the purposes of this paragraph, to be a liquidation, dissolution, or winding up of the corporation.

      (5) No holder of any of the preferred stock of the corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of any class of the corporation or for the purchase of any shares, bonds,



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securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights to subscribe for, purchase, or otherwise acquire shares of any class of the corporation; and any and all such shares, bonds, securities or obligations of the corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporations and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder. Without limiting the generality of the foregoing stated denial of any and all preemptive rights, no holder of shares of any class of the corporation shall have any preemptive rights in respect of the matters, proceedings, or transactions specified in subparagraphs (1) to (6), inclusive, of paragraph (e) of Section 622 of the Business Corporation Law.






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                              COMMON STOCK

      (6) Except as otherwise required by law, the holders of the no par value voting common stock shall have the sole and exclusive voting power for the election of directors and shall otherwise have the entire voting power. The holder of each share of the said no par value voting common stock shall have one
(1) vote.

      (7) In any fiscal year, after all noncumulative preferred stock dividends have been paid or declared and a sum sufficient for the payment thereof set apart, as provided in paragraph (2) of this Article "THIRD", the Board of Directors of the corporation in its discretion both as to time and amount, may declare and pay out of the assets of the corporation available for dividends pursuant to the Business Corporation Law, dividends on the common stock.

      (8) No holder of any of the common stock of the corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of any class of the corporation or for the purchase of any shares, bonds,



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securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights to subscribe for, purchase, or otherwise acquire shares of any class of the corporation; and any and all of such shares, bonds, securities or obligations of the corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be grated by the Board of Directors to such persons, firms, corporations and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder. Without limiting the generality of the foregoing stated denial of any and all preemptive rights, no holder of shares of any class of the corporation shall have any preemptive rights in respect of the matters, proceedings, or transactions specified in subparagraphs (1) to (6), inclusive, of paragraph (e) of Section 62 of the Business Corporation Law.

      FOURTH: The office of the corporation is to be located in the County of New York, in the State of New York.




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      FIFTH: The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served. The post office address within the State of New York to which the Secretary of State shall mail a copy of any process against the corporation served upon him is Metallurg, Inc., 25 East 39th Street, New York, New York 10016.

      SIXTH: The duration of the corporation is to be perpetual.

      SEVENTH: The number of directors of the corporation shall be provided in the By-Laws of the corporation. The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of the Business Corporation Law of the State of New York, as the same may be amended and supplemented, including without limitation, the provisions of paragraph (b) of Section 402 of the said law as now or hereinafter in effect.

      EIGHTH: The directors and officers shall be indemnified to the fullest extent permitted by the Business Corporation Law as the same may be hereafter amended or



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supplemented. Without limiting the foregoing, the corporation may indemnify its directors and officers pursuant to an agreement between the corporation and such directors and/or officers provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to such director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

      NINTH: Any one or more members of the Board of Directors of the corporation or of any committee thereof may participate in a meeting of said Board or of any such committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time.

     (5) This restatement of the certificate of incorporation of Metallurg, Inc. was authorized by the affirmative vote of the Board of Directors, followed by the affirmative vote of the holders of a majority of all



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outstanding shares of each class of stock entitled to vote thereon, at a meeting of the shareholders of said corporation duly called and held on the seventh day of June, 1989.

      IN WITNESS WHEREOF, we have signed this certificate on the seventh day of June, 1989, and we affirm the statements contained herein as true under penalties of perjury.



                                    /s/Michael A. Standen
                                    Michael A. Standen, President



                                    /s/Michael A. Finn
                                    Michael A. Finn, Secretary



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